Exhibit 99.3

[Letterhead of American Appraisal Associates]

CONSENT OF INDEPENDENT APPRAISER

     American Appraisal Associates, Inc. (“AAA”) hereby consents to the incorporation by reference of its conclusions of value in this Registration Statement of Tellabs, Inc. on Form S-4 (“Form S-4”). Specifically, AAA consents to Tellabs Inc.’s disclosure of AAA as its valuation expert referenced in “Note 4. Business Combinations” located on page 29 of Tellabs Inc.’s Annual Report included as Exhibit 13 in Tellabs, Inc.’s 2003 Form 10-K, which is incorporated by reference into Tellabs Inc.’s Form S-4. In giving this consent AAA does not hereby admit that it comes within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or as an expert as defined by the rules and regulations of the Securities and Exchange Commission.

AMERICAN APPRAISAL ASSOCIATES, INC.
By /s/ T. Michael Rathburn T. Michael Rathburn Associate General Counsel